Exhibit 99.1

Great Western Bancorp, Inc. Announces Fiscal Year 2016 Third Quarter Financial Results
Highlights for the Third Quarter of Fiscal Year 2016

•
Third quarter net income was $26.4 million, or $0.46 per diluted share, while adjusted net income[1] excluding the effect of one-time acquisition expenses related to the HF Financial Corp. ("HF") acquisition was $33.9 million, or $0.59 per diluted share

•
The HF acquisition closed on May 16, 2016, adding assets with an acquired value of $1.12 billion and 23 branch locations in three states including an expanded presence in eastern North Dakota and Minnesota

•	Tangible book value per share[1] was $15.15 at June 30, 2016 compared to $14.58 at March 31, 2016

•	Financial metrics related to the HF acquisition are tracking favorably compared to announced targets with a significant portion of expected cost synergies already achieved

•	Net interest margin and adjusted net interest margin[1] were 3.95% and 3.74%, respectively

•	Fiscal year-to-date net charge-offs as a percentage of average loans were 8 basis points versus 17 basis points for the same period in fiscal year 2015

•
Total loans grew $1.05 billion, or 13.9%, during the quarter, which included $863.7 million of loans at fair value acquired in the HF acquisition. Excluding the acquired loans, loans have increased $418.1 million, or 5.7%, compared to September 30, 2015

Sioux Falls, SD - July 28, 2016 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $26.4 million, or $0.46 per diluted share, for the quarter ended June 30, 2016, compared to net income of $28.8 million, or $0.50 per diluted share, for the same quarter of fiscal year 2015. Adjusted net income1 excluding $12.2 million of one-time acquisition expenses related to the HF acquisition, was $33.9 million, or $0.59 per diluted share. Fiscal year-to-date net income was $87.5 million, or $1.56 per diluted share, and adjusted net income1 was $95.5 million, or $1.71 per diluted share, compared to $75.3 million, or $1.30 per diluted share, for the same period in fiscal year 2015.
"We finalized the acquisition of HF Financial Corp. during the quarter and are very pleased with the way the systems conversion and integration of HF's employees and customers have gone. We are excited to grow relationships with these customers and have HF Financial Corp. employees part of the GWB team," said Ken Karels, President and Chief Executive Officer. "We delivered good growth in the organic loan portfolio and are excited about the trajectory of the business."
Net Interest Income and Net Interest Margin2
Net interest income was $93.6 million for the third quarter of fiscal year 2016, an increase of $7.3 million, or 8.5%, compared to the same quarter in fiscal year 2015. The increase was primarily attributable to an 8.8% increase in average interest earning assets between the two periods, which included both organic growth and inorganic growth related to the HF acquisition. The mix of interest earning assets also changed, with average loans, which typically have higher yields than other interest earning assets, comprising 84% of average interest earning assets compared to 81% in the comparable period.
Net interest margin was 3.95%, 3.99% and 3.95%, respectively, for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.74%, 3.75% and 3.70%, respectively, for the same periods. Net interest margin remained stable and adjusted net interest margin1 was 4 basis points higher compared to the same quarter of fiscal year 2015, resulting from a period-over-period increase in LIBOR rates which reduced the net cost of pay fixed, receive floating interest rate swaps the Company utilizes related to certain fixed rate loans. The total yield on loans was 11 basis points lower in the current quarter compared to the same quarter of fiscal year 2015, while total cost of deposits and borrowings were 1 basis point and 18 basis points higher, respectively. On a sequential quarter basis, the yield on total loans decreased 6 basis points to 4.79% while the cost of deposits remained stable at 0.32%, the yield on investment securities increased by 4 basis points and cost of borrowings decreased 7 basis points to 0.98%.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

Exhibit 99.1

Loan growth during the quarter ended June 30, 2016 was $1.05 billion, or 13.9%, which included $863.7 million of loans at fair value acquired in the HF acquisition. Excluding the acquired loans, fiscal year-to-date growth was $418.1 million, or 5.7%. The net organic growth during the quarter of $185.4 million was primarily driven by $97.0 million of growth in commercial non-real estate ("C&I") loans and $87.2 million of growth in commercial real estate ("CRE") loans. Loans acquired in the HF acquisition were headlined by $491.8 million of CRE loans and $189.8 million of agriculture loans.
Total deposits grew by $767.5 million during the quarter, which included $863.1 million of deposits acquired in the HF acquisition. The net organic deposit runoff during the quarter was driven by a small number of larger commercial brokered depositors exiting the bank and seasonal consumer withdrawals, partially offset by growth in other commercial and public funds deposits. Excluding the deposits acquired, the fiscal year-to-date growth was $230.0 million, or 3.1%, compared to September 30, 2015. Compared to the prior quarter, FHLB and other borrowings increased by $543.4 million to meet strong loan demand and seasonal deposit outflows, also resulting in a $301.4 million increase in cash and due from banks over the same period.
Provision for Loan and Lease Losses and Asset Quality
Provision for loan and lease losses was $5.4 million for the quarter ended June 30, 2016, compared to $4.4 million in the same quarter of fiscal year 2015. Net charge-offs for the quarter were $3.0 million, or 0.15% of average total loans on an annualized basis. For the comparable period in fiscal year 2015, net charge-offs were $0.9 million, or 0.05% of average total loans on an annualized basis. The ratio of ALLL to total loans was 0.75% at June 30, 2016, a reduction from 0.82% at March 31, 2016, driven by the addition of loans acquired during the quarter with no carryover of the related ALLL. The balance of the ALLL increased from $61.9 million to $64.2 million over the same period.
Included within total loans are approximately $1.16 billion of loans for which management has elected the fair value option. These loans are excluded from the ALLL process, but management has estimated that approximately $8.1 million of the fair value adjustment for these loans relates to credit risk, translating to an additional 0.09% of total loans. Additionally, the Company assigned a net purchase discount of $28.5 million to the loans acquired in the HF acquisition during the quarter, which was consistent with due diligence expectations and equates to approximately 3.2% of the gross acquired loans. Total purchase discount remaining on all acquired loans equates to 0.50% of total loans.
At June 30, 2016, loans graded "Watch" were $395.9 million, an increase of $62.3 million, or 18.7%, compared to March 31, 2016, and loans graded "Substandard" were $237.6 million, an increase of $15.4 million, or 7.0%, over the same period. Loans acquired in the HF acquisition contributed $99.4 million of the increase in "Watch" loans and $18.6 million of the increase in "Substandard" loans, meaning the net change excluding HF loans was a reduction to both "Watch" and "Substandard" loans. The levels of acquired loans in these categories is consistent with expectations derived from due diligence and was considered in the purchase price paid for HF and in the valuation of the acquired loans.
Nonaccrual loans were $108.2 million as of June 30, 2016, with $4.2 million of the balance covered by FDIC loss-sharing arrangements. Total nonaccrual loans increased by $53.2 million during the quarter and increased by $40.1 million compared to same quarter in fiscal year 2015. The increase in nonaccrual loans was primarily driven by the deterioration of a small number of lending relationships, which have been closely monitored and managed for a number of quarters, and had already been classified as "Substandard" loans. Total OREO balances were $11.7 million as of June 30, 2016, a decrease of $0.5 million, or 4.1%, compared to prior quarter and a decrease of $10.3 million, or 46.9%, compared to June 30, 2015.
Total credit-related charges increased compared to the previous quarter and the same quarter in fiscal year 2015. A summary of total credit-related charges incurred during the current, prior and comparable quarters is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)
(Dollars in thousands)		For the three months ended:
Item	Included within F/S Line Item(s):	June 30, 2016	March 31, 2016	June 30, 2015
Provision for loan and lease losses	Provision for loan and lease losses	$5,372	$2,631	$4,410
Net OREO charges	Net loss on repossessed property and other related expenses	379	210	1,067
(Recovery) reversal of interest income on nonaccrual loans	Interest income on loans	1,505	(45)	(100)
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	2,722	(237)	31
Total		$9,978	$2,559	$5,408

Exhibit 99.1

Noninterest Income
Noninterest income was $9.1 million for the third quarter ended June 30, 2016, a decrease of $0.9 million, or 9.1%, compared to the third quarter of fiscal year 2015. Included within noninterest income are the changes in fair value of certain loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. On a net basis, these two components of noninterest income accounted for a decrease of $2.3 million, including $2.7 million of changes in loan fair value related to credit, while noninterest income from product and service fees increased by $1.4 million.
Included within the increase in income from product and service fees, service charges and other fees increased by $2.7 million compared to the same period in the prior fiscal year. Shortly after the end of calendar year 2015, the Company received regulatory approval to revert to higher interchange rates as a result of maintaining consolidated total assets under $10.0 billion as of December 31, 2015. The Company had previously been subject to capped interchange rates as a result of consolidating its total assets with other U.S. assets held by its former foreign parent company. Management estimates that the impact of this change was approximately $2.4 million in the current quarter with the higher rates effective through June 30, 2017. The increase in service charges and other fees was partially offset by a $1.1 million decrease in other noninterest income, which was higher in the comparable period because the Company recognized its portion of recoveries received on assets covered by FDIC loss-sharing arrangements, which did not repeat in the current quarter.
Noninterest Expense
Total noninterest expense was $61.2 million for the quarter ended June 30, 2016, an increase of $14.8 million, or 31.9%, compared to the same quarter in fiscal year 2015. The increase was primarily driven by $12.2 million of acquisition costs related to the HF acquisition and a $1.7 million increase in salaries and employee benefits due in part to incremental employees joining the Company from the HF acquisition.
The efficiency ratio1 was 58.8% for the quarter, compared to 46.4% for the same quarter of fiscal year 2015 and 50.0% through the first nine months of fiscal year 2016. The elevated efficiency ratio for the quarter was due almost entirely to one-time acquisition expenses.
Provision for Income Taxes
The provision for income taxes for the third fiscal quarter ended June 30, 2016 was $7.8 million, reflecting an effective tax rate of 22.8% of income before income taxes. This compares to an effective tax rate of 34.0% for the third quarter of fiscal year 2015. Included within tax expense for the June quarter is a non-recurring benefit of $3.7 million relating to a correction of an immaterial error of a deferred tax item from an acquisition in 2008. This item is expected to have an immaterial impact on net income for the full 2016 fiscal year.
Capital and Goodwill
Tier 1 and total capital ratios were 10.9% and 12.0%, respectively, as of June 30, 2016, compared to 11.1% and 12.4%, respectively, as of March 31, 2016. The common equity tier 1 capital ratio was 10.0% as of June 30, 2016 and 10.4% as of March 31, 2016. The tier 1 leverage ratio was 10.0% as of June 30, 2016 and 9.5% as of March 31, 2016. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized."
As a result of the HF acquisition, additional goodwill of $40.7 million was recognized in the third fiscal quarter ended June 30, 2016.
On July 28, 2016, the Company’s board of directors declared a dividend of $0.14 per common share payable on August 24, 2016 to stockholders of record as of close of business on August 12, 2016. The aggregate dividend payment will be approximately $8.2 million.
Business Outlook
"As uncertainty about the interest rate outlook and the broader economy grows, we are committed to continue doing the things that have made us successful," added Karels. "We intend to manage our cost structure, generate positive operating leverage while investing in the future, underwrite prudently and be proactive about managing credit exposures that do arise over time and I believe these actions will allow us to succeed no matter the economic backdrop. I continue to be very excited about the future of the expanded GWB resulting from the HF acquisition and new market opportunities in Minnesota and North Dakota."

Exhibit 99.1

Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the third quarter of fiscal year 2016 on Thursday, July 28, 2016 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on August 11, 2016. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10088389. International callers should dial (412) 317-0088 and enter the same conference ID number.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 178 branches in nine states: South Dakota, Iowa, Nebraska, North Dakota, Minnesota, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, and the interest rate environment, beyond fiscal year 2016 are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties, including those related to the integration of the recently-completed merger with HF Financial Corp., that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other periodic filings with the SEC, including its Quarterly Reports on Form 10-Q for the periods ended December 31, 2015 and March 31, 2016, and all risk factors associated with the recently completed acquisition of HF Financial Corp. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the nine months ended:		At or for the three months ended:
	June 30, 2016	June 30, 2015	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Operating Data:
Interest and dividend income (FTE)	$293,502	$275,458	$102,094	$96,098	$95,310	$94,499	$93,582
Interest expense	24,033	22,588	8,537	7,969	7,527	7,296	7,340
Noninterest income	26,739	24,841	9,097	8,999	8,644	9,049	10,005
Noninterest expense	150,297	141,959	61,222	44,855	44,220	44,835	46,430
Provision for loan and lease losses	11,892	17,408	5,372	2,631	3,889	1,633	4,410
Net income	87,495	75,253	26,360	30,674	30,461	33,812	28,832
Adjusted net income [1]	$95,524	$75,253	$33,911	$31,152	$30,461	$33,812	$28,832
Common shares outstanding	58,693,499	57,886,114	58,693,499	55,245,177	55,244,569	55,219,596	57,886,114
Weighted average diluted common shares outstanding	55,993,011	57,929,188	57,176,705	55,408,876	55,393,452	56,215,947	57,959,202
Earnings per common share - diluted	$1.56	$1.30	$0.46	$0.55	$0.55	$0.60	$0.50
Adjusted earnings per common share - diluted [1]	$1.71	$1.30	$0.59	$0.56	$0.55	$0.60	$0.50

Performance Ratios:
Net interest margin (FTE)[2]	3.97%	3.92%	3.95%	3.99%	3.98%	3.98%	3.95%
Adjusted net interest margin (FTE)1 2	3.74%	3.67%	3.74%	3.75%	3.73%	3.72%	3.70%
Return on average total assets[2]	1.16%	1.04%	1.00%	1.24%	1.23%	1.38%	1.18%
Return on average common equity[2]	7.8%	6.9%	6.8%	8.3%	8.3%	9.2%	7.8%
Return on average tangible common equity1 2	15.0%	14.5%	12.9%	16.0%	16.2%	18.1%	15.8%
Efficiency ratio[1]	50.0%	48.8%	58.8%	45.5%	45.1%	45.8%	46.4%

Capital:
Tier 1 capital ratio	10.9%	11.5%	10.9%	11.1%	10.9%	10.9%	11.5%
Total capital ratio	12.0%	12.5%	12.0%	12.4%	12.2%	12.1%	12.5%
Tier 1 leverage ratio	10.0%	9.4%	10.0%	9.5%	9.4%	9.1%	9.4%
Common equity tier 1 ratio	10.0%	10.8%	10.0%	10.4%	10.2%	10.1%	10.8%
Tangible common equity / tangible assets[1]	8.3%	8.6%	8.3%	8.7%	8.3%	8.3%	8.6%
Tangible book value per share[1]	$15.15	$13.51	$15.15	$14.58	$13.96	$13.66	$13.51

Asset Quality:
Nonaccrual loans	$108,207	$68,117	$108,207	$54,988	$54,351	$68,289	$68,117
OREO	$11,701	$21,969	$11,701	$12,204	$15,503	$15,892	$21,969
Nonaccrual loans / total loans	1.26%	0.94%	1.26%	0.73%	0.72%	0.93%	0.94%
Net charge-offs (recoveries)	$4,849	$8,996	$3,046	$1,852	$(39)	$363	$906
Net charge-offs (recoveries) / average total loans[2]	0.08%	0.17%	0.15%	0.10%	—%	0.02%	0.05%
Allowance for loan and lease losses / total loans	0.75%	0.77%	0.75%	0.82%	0.81%	0.78%	0.77%
Watch-rated loans	$395,893	$322,256	$395,893	$333,597	$298,620	$310,379	$322,256

[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)
(Dollars in thousands)

	At or for the nine months ended:		At or for the three months ended:
	June 30, 2016	June 30, 2015	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Interest and dividend income
Loans	$269,137	$251,978	$93,749	$88,192	$87,197	$86,480	$85,240
Taxable securities	17,600	17,050	5,826	5,787	5,987	5,923	5,984
Nontaxable securities	85	36	61	12	12	15	10
Dividends on securities	832	997	396	222	213	250	489
Federal funds sold and other	326	599	157	94	75	53	155
Total interest and dividend income	287,980	270,660	100,189	94,307	93,484	92,721	91,878
Interest expense
Deposits	18,145	17,775	6,451	6,029	5,665	5,587	5,776
Securities sold under agreements to repurchase	395	430	124	132	139	133	134
FHLB advances and other borrowings	2,831	2,706	986	929	916	925	867
Related party notes payable	—	692	—	—	—	79	233
Subordinated debentures and subordinated notes payable	2,662	985	976	879	807	572	330
Total interest expense	24,033	22,588	8,537	7,969	7,527	7,296	7,340
Net interest income	263,947	248,072	91,652	86,338	85,957	85,425	84,538
Provision for loan and lease losses	11,892	17,408	5,372	2,631	3,889	1,633	4,410
Net interest income after provision for loan and lease losses	252,055	230,664	86,280	83,707	82,068	83,792	80,128
Noninterest income
Service charges and other fees	33,098	28,896	12,316	10,316	10,467	10,238	9,627
Wealth management fees	5,087	5,754	1,807	1,668	1,612	1,658	1,972
Mortgage banking income, net	4,143	5,027	1,669	1,204	1,270	1,667	1,903
Net gain (loss) on sale of securities	(196)	51	134	24	(354)	259	—
Net increase (decrease) in fair value of loans at fair value	35,253	7,914	14,198	35,955	(14,901)	28,828	(24,394)
Net realized and unrealized gain (loss) on derivatives	(53,379)	(27,357)	(21,925)	(40,893)	9,439	(34,731)	18,946
Other	2,733	4,556	898	725	1,111	1,130	1,951
Total noninterest income	26,739	24,841	9,097	8,999	8,644	9,049	10,005
Noninterest expense
Salaries and employee benefits	78,417	75,373	28,352	24,769	25,296	25,273	26,612
Data processing	15,822	14,193	5,625	4,950	5,246	5,338	4,657
Occupancy expenses	11,436	11,169	4,002	3,843	3,591	3,640	3,161
Professional fees	9,087	10,464	3,327	2,652	3,108	3,560	3,289
Communication expenses	2,650	3,429	788	928	934	1,026	1,031
Advertising	3,015	2,870	1,047	1,048	920	1,070	1,196
Equipment expenses	2,794	2,956	959	931	904	949	1,075
Net loss (gain) on repossessed property and other related expenses	479	5,547	379	210	(110)	(165)	1,067
Amortization of core deposits and other intangibles	2,239	6,402	822	708	709	708	1,776
Acquisition expenses	12,950	—	12,179	771	—	—	—
Other	11,408	9,556	3,742	4,045	3,622	3,436	2,566
Total noninterest expense	150,297	141,959	61,222	44,855	44,220	44,835	46,430
Income before income taxes	128,497	113,546	34,155	47,851	46,492	48,006	43,703
Provision for income taxes	41,002	38,293	7,795	17,177	16,031	14,194	14,871
Net income	$87,495	$75,253	$26,360	$30,674	$30,461	$33,812	$28,832

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)
(Dollars in thousands)

	As of
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Assets
Cash and due from banks	$475,785	$174,401	$212,710	$237,770	$187,171
Securities	1,361,164	1,328,685	1,317,605	1,327,327	1,410,475
Total loans	8,606,974	7,557,788	7,530,660	7,325,198	7,245,239
Allowance for loan and lease losses	(64,243)	(61,917)	(61,128)	(57,200)	(55,930)
Loans, net	8,542,731	7,495,871	7,469,532	7,267,998	7,189,309
Goodwill and other intangible assets	751,217	703,508	704,217	704,926	705,634
Other assets	322,325	239,830	253,151	260,633	271,570
Total assets	$11,453,222	$9,942,295	$9,957,215	$9,798,654	$9,764,159

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,802,169	$1,503,981	$1,506,868	$1,368,453	$1,360,722
Interest-bearing deposits	6,678,040	6,208,748	6,155,750	6,018,612	5,996,966
Total deposits	8,480,209	7,712,729	7,662,618	7,387,065	7,357,688
Securities sold under agreements to repurchase	159,016	146,273	187,871	185,271	161,559
FHLB advances and other borrowings	913,377	370,000	451,000	581,000	590,520
Other liabilities	260,109	204,091	180,210	185,972	166,541
Total liabilities	9,812,711	8,433,093	8,481,699	8,339,308	8,276,308
Stockholders' equity	1,640,511	1,509,202	1,475,516	1,459,346	1,487,851
Total liabilities and stockholders' equity	$11,453,222	$9,942,295	$9,957,215	$9,798,654	$9,764,159

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)
(Dollars in thousands)

	As of				Fiscal year-to-date:
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	Change ($)	Change (%)
Commercial non-real estate	$1,746,257	$1,588,356	$1,586,501	$1,610,828	$135,429	8.4%
Agriculture	2,101,601	1,900,013	1,969,269	1,861,465	240,136	12.9%
Construction and development	487,220	368,408	336,679	256,697	230,523	89.8%
Owner-occupied CRE	1,207,665	1,107,055	1,081,617	1,122,041	85,624	7.6%
Non-owner-occupied CRE	1,554,127	1,350,444	1,286,063	1,227,354	326,773	26.6%
Multifamily residential real estate	408,012	252,121	257,681	239,656	168,356	70.2%
Commercial real estate	3,657,024	3,078,028	2,962,040	2,845,748	811,276	28.5%
Residential real estate	1,032,355	909,590	927,138	921,827	110,528	12.0%
Consumer	79,814	64,465	69,787	73,049	6,765	9.3%
Other [1]	45,444	39,510	40,719	38,371	7,073	18.4%
Total unpaid principal balance	8,662,495	7,579,962	7,555,454	7,351,288	1,311,207	17.8%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(55,521)	(22,174)	(24,794)	(26,090)	(29,431)	112.8%
Total loans	$8,606,974	$7,557,788	$7,530,660	$7,325,198	$1,281,776	17.5%

[1] Other loans primarily include consumer and commercial credit cards, customer deposit account overdrafts, and lease receivables.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the three months ended:
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]
Assets
Cash and due from banks	$130,521	$157	0.48%	$75,063	$94	0.50%	$198,517	$155	0.31%
Investment securities	1,373,451	6,283	1.84%	1,347,922	6,021	1.80%	1,439,690	6,483	1.81%
Non ASC 310-30 loans, net [3]	7,903,860	93,733	4.77%	7,371,600	88,325	4.82%	6,995,340	84,798	4.86%
ASC 310-30 loans, net	120,744	1,921	6.40%	97,880	1,658	6.81%	122,697	2,146	7.02%
Loans, net	8,024,604	95,654	4.79%	7,469,480	89,983	4.85%	7,118,037	86,944	4.90%
Total interest-earning assets	9,528,576	102,094	4.31%	8,892,465	96,098	4.35%	8,756,244	93,582	4.29%
Noninterest-earning assets	1,085,961			1,031,022			1,065,347
Total assets	$10,614,537	$102,094	3.87%	$9,923,487	$96,098	3.89%	$9,821,591	$93,582	3.82%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,497,567			$1,373,728			$1,312,859
NOW, MMDA and savings deposits	5,236,443	$4,270	0.33%	4,925,930	$3,856	0.31%	4,665,101	$3,272	0.28%
CDs	1,340,460	2,182	0.65%	1,288,775	2,173	0.68%	1,499,667	2,504	0.67%
Total deposits	8,074,470	6,452	0.32%	7,588,433	6,029	0.32%	7,477,627	5,776	0.31%
Securities sold under agreements to repurchase	152,615	124	0.33%	161,188	132	0.33%	158,758	134	0.34%
FHLB advances and other borrowings	600,477	986	0.66%	489,773	929	0.76%	523,839	867	0.66%
Related party notes payable	—	—	—%	—	—	—%	41,295	233	2.26%
Subordinated debentures and subordinated notes payable	101,419	975	3.87%	90,758	879	3.90%	56,083	330	2.36%
Total borrowings	854,511	2,085	0.98%	741,719	1,940	1.05%	779,975	1,564	0.80%
Total interest-bearing liabilities	8,928,981	$8,537	0.38%	8,330,152	$7,969	0.38%	8,257,602	$7,340	0.36%
Noninterest-bearing liabilities	118,184			104,937			87,433
Stockholders' equity	1,567,372			1,488,398			1,476,556
Total liabilities and stockholders' equity	$10,614,537			$9,923,487			$9,821,591
Net interest spread			3.48%			3.51%			3.46%
Net interest income and net interest margin (FTE) [1]		$93,557	3.95%		$88,129	3.99%		$86,242	3.95%
Less: Tax equivalent adjustment		1,905			1,791			1,704
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$91,652	3.87%		$86,338	3.90%		$84,538	3.87%

[1] These are non-GAAP financial measures management believes are helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.
[3] Interest income includes $1.8 million and $0.1 million for the third quarter of fiscal year 2016 and 2015, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the nine months ended:
	June 30, 2016			June 30, 2015
	Average Balance	Interest (FTE) [1]	Yield / Cost [2]	Average Balance	Interest (FTE) [1]	Yield / Cost [2]
Assets
Cash and due from banks	$102,206	$326	0.43%	$302,449	$599	0.26%
Investment securities	1,362,576	18,517	1.82%	1,370,129	18,083	1.76%
Non ASC 310-30 loans, net [3]	7,489,534	269,452	4.81%	6,816,785	249,581	4.90%
ASC 310-30 loans, net	107,580	5,207	6.47%	135,106	7,195	7.12%
Loans, net	7,597,114	274,659	4.83%	6,951,891	256,776	4.94%
Total interest-earning assets	9,061,896	293,502	4.33%	8,624,469	275,458	4.27%
Noninterest-earning assets	1,055,005			1,089,322
Total assets	$10,116,901	$293,502	3.88%	$9,713,791	$275,458	3.79%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,420,749			$1,362,551
NOW, MMDA and savings deposits	4,973,268	$11,498	0.31%	4,420,859	$9,190	0.28%
CDs	1,326,782	6,648	0.67%	1,583,765	8,585	0.72%
Total deposits	7,720,799	18,146	0.31%	7,367,175	17,775	0.32%
Securities sold under agreements to repurchase	163,622	395	0.32%	169,660	430	0.34%
FHLB advances and other borrowings	524,004	2,831	0.72%	539,632	2,706	0.67%
Related party notes payable	—	—	—%	41,295	692	2.24%
Subordinated debentures and subordinated notes payable	94,304	2,661	3.77%	56,083	985	2.35%
Total borrowings	781,930	5,887	1.01%	806,670	4,813	0.80%
Total interest-bearing liabilities	8,502,729	$24,033	0.38%	8,173,845	$22,588	0.37%
Noninterest-bearing liabilities	107,432			83,772
Stockholders' equity	1,506,740			1,456,174
Total liabilities and stockholders' equity	$10,116,901			$9,713,791
Net interest spread			3.50%			3.42%
Net interest income and net interest margin (FTE) [1]		$269,469	3.97%		$252,870	3.92%
Less: Tax equivalent adjustment		5,522			4,798
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$263,947	3.89%		$248,072	3.85%

[1] These are non-GAAP financial measures management believes are helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.
[3] Interest income includes $2.0 million and $0.2 million for the nine months ended 2016 and 2015, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

Exhibit 99.1

In particular, we evaluate our profitability and performance based on our cash net income and return on average tangible common equity, each of which excludes the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by National Australia Bank Limited and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information based on our cash payments and receipts during the applicable period.
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on non ASC 310-30 loans and adjusted yield on non ASC 310-30 loans. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the nine months ended:		At or for the three months ended:
	June 30, 2016	June 30, 2015	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Adjusted net income and adjusted earnings per common share:
Net income	$87,495	$75,253	$26,360	$30,674	$30,461	$33,812	$28,832
Add: acquisition expenses	12,950	—	12,179	771	—	—	—
Add: tax effect at 38%	(4,921)	—	(4,628)	(293)	—	—	—
Adjusted net income	$95,524	$75,253	$33,911	$31,152	$30,461	$33,812	$28,832

Weighted average diluted common shares outstanding	55,993,011	57,929,188	57,176,705	55,408,876	55,393,452	56,215,947	57,959,202
Earnings per common share - diluted	$1.56	$1.30	$0.46	$0.55	$0.55	$0.60	$0.50
Adjusted earnings per common share - diluted	$1.71	$1.30	$0.59	$0.56	$0.55	$0.60	$0.50

Cash net income and return on average tangible common equity:
Net income	$87,495	$75,253	$26,360	$30,674	$30,461	$33,812	$28,832
Add: Amortization of intangible assets	2,239	6,402	822	708	709	708	1,776
Add: Tax on amortization of intangible assets	(660)	(660)	(220)	(220)	(220)	(220)	(220)
Cash net income	$89,074	$80,995	$26,962	$31,162	$30,950	$34,300	$30,388

Average common equity	$1,506,740	$1,456,174	$1,567,372	$1,488,398	$1,464,450	$1,456,372	$1,476,556
Less: Average goodwill and other intangible assets	712,049	708,799	727,707	703,866	704,576	705,284	706,526
Average tangible common equity	$794,691	$747,375	$839,665	$784,532	$759,874	$751,088	$770,030
Return on average common equity *	7.8%	6.9%	6.8%	8.3%	8.3%	9.2%	7.8%
Return on average tangible common equity *	15.0%	14.5%	12.9%	16.0%	16.2%	18.1%	15.8%

* Calculated as net income divided by average common equity and cash net income divided by average tangible common equity, respectively. Annualized for partial-year periods.

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the nine months ended:		At or for the three months ended:
	June 30, 2016	June 30, 2015	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income	$263,947	$248,072	$91,652	$86,338	$85,957	$85,425	$84,538
Add: Tax equivalent adjustment	5,522	4,798	1,905	1,791	1,826	1,778	1,704
Net interest income (FTE)	269,469	252,870	93,557	88,129	87,783	87,203	86,242
Add: Current realized derivative gain (loss)	(15,832)	(16,005)	(5,005)	(5,175)	(5,652)	(5,637)	(5,416)
Adjusted net interest income (FTE)	$253,637	$236,865	$88,552	$82,954	$82,131	$81,566	$80,826

Average interest earning assets	$9,061,896	$8,624,469	$9,528,576	$8,892,465	$8,764,649	$8,693,471	$8,756,244
Net interest margin (FTE) *	3.97%	3.92%	3.95%	3.99%	3.98%	3.98%	3.95%
Adjusted net interest margin (FTE) **	3.74%	3.67%	3.74%	3.75%	3.73%	3.72%	3.70%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on non ASC 310-30 loans:
Interest income	$263,930	$244,783	$91,829	$86,534	$85,567	$84,835	$83,094
Add: Tax equivalent adjustment	5,522	4,798	1,905	1,791	1,826	1,778	1,704
Interest income (FTE)	269,452	249,581	93,734	88,325	87,393	86,613	84,798
Add: Current realized derivative gain (loss)	(15,832)	(16,005)	(5,005)	(5,175)	(5,652)	(5,637)	(5,416)
Adjusted interest income (FTE)	$253,620	$233,576	$88,729	$83,150	$81,741	$80,976	$79,382

Average non ASC 310-30 loans	$7,489,534	$6,816,785	$7,903,860	$7,371,600	$7,193,143	$7,108,598	$6,995,340
Yield (FTE) *	4.81%	4.90%	4.77%	4.82%	4.83%	4.83%	4.86%
Adjusted yield (FTE) **	4.52%	4.58%	4.52%	4.54%	4.52%	4.52%	4.55%

* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue	$290,686	$272,913	$100,749	$95,339	$94,601	$94,474	$94,543
Add: Tax equivalent adjustment	5,522	4,798	1,905	1,791	1,826	1,778	1,704
Total revenue (FTE)	$296,208	$277,711	$102,654	$97,130	$96,427	$96,252	$96,247

Noninterest expense	$150,297	$141,959	$61,222	$44,855	$44,220	$44,835	$46,430
Less: Amortization of intangible assets	2,239	6,402	822	708	709	708	1,776
Tangible noninterest expense	$148,058	$135,557	$60,400	$44,147	$43,511	$44,127	$44,654
Efficiency ratio *	50.0%	48.8%	58.8%	45.5%	45.1%	45.8%	46.4%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

Exhibit 99.1

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands except share and per share amounts)

	At or for the nine months ended:		At or for the three months ended:
	June 30, 2016	June 30, 2015	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,640,511	$1,487,851	$1,640,511	$1,509,202	$1,475,516	$1,459,346	$1,487,851
Less: Goodwill and other intangible assets	751,217	705,634	751,217	703,508	704,217	704,926	705,634
Tangible common equity	$889,294	$782,217	$889,294	$805,694	$771,299	$754,420	$782,217

Total assets	$11,453,222	$9,764,159	$11,453,222	$9,942,295	$9,957,215	$9,798,654	$9,764,159
Less: Goodwill and other intangible assets	751,217	705,634	751,217	703,508	704,217	704,926	705,634
Tangible assets	$10,702,005	$9,058,525	$10,702,005	$9,238,787	$9,252,998	$9,093,728	$9,058,525
Tangible common equity to tangible assets	8.3%	8.6%	8.3%	8.7%	8.3%	8.3%	8.6%

Tangible book value per share:
Total stockholders' equity	$1,640,511	$1,487,851	$1,640,511	$1,509,202	$1,475,516	$1,459,346	$1,487,851
Less: Goodwill and other intangible assets	751,217	705,634	751,217	703,508	704,217	704,926	705,634
Tangible common equity	$889,294	$782,217	$889,294	$805,694	$771,299	$754,420	$782,217

Common shares outstanding	58,693,499	57,886,114	58,693,499	55,245,177	55,244,569	55,219,596	57,886,114
Tangible book value per share	$15.15	$13.51	$15.15	$14.58	$13.96	$13.66	$13.51

GREAT WESTERN BANCORP, INC.

Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com

Investor Relations Contact:
David Hinderaker, 605-988-9253
david.hinderaker@greatwesternbank.com